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EXHIBIT 11

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EAGLE POINT SOFTWARE CORPORATION
STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
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                                                          SIX MONTHS ENDED DECEMBER 31,
                                                          -----------------------------
                                                                1996           1995

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SHARES USED IN DETERMINING PRIMARY EARNINGS
  PER SHARE:

Weighted average common shares outstanding                   4,941,730        4,920,564

Net effect of stock options based on the treasury stock
   method using the average market price during the
   period                                                            0           49,619
                                                           -----------      -----------

   Total weighted average common and common equivalent
     shares outstanding                                      4,941,730        4,970,183
                                                           ===========      ===========


SHARES USED IN DETERMINING FULLY DILUTED
  EARNINGS PER SHARE:

Weighted average common shares outstanding                   4,941,730        4,920,564

Net effect of stock options based on the treasury stock
  method using the average market price or market price
  at the end of the period, whichever is higher                      0           59,851
                                                           -----------      -----------

     Total weighted average common and common equivalent
       shares outstanding                                    4,941,730        4,980,415
                                                           ===========      ===========
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